UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under § 240.14a-12

AEROJET ROCKETDYNE HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

STEEL PARTNERS HOLDINGS L.P.

SPH GROUP HOLDINGS LLC

SPH GROUP LLC

STEEL PARTNERS HOLDINGS GP INC.

WEBFINANCIAL HOLDING CORPORATION

STEEL EXCEL, INC.

STEEL PARTNERS LTD.

WARREN G. LICHTENSTEIN

JAMES R. HENDERSON

TINA W. JONAS

JOANNE M. MAGUIRE

AUDREY A. MCNIFF

AIMEE J. NELSON

MARK A. TUCKER

MARTIN TURCHIN

VICE ADMIRAL MATHIAS W. WINTER, USN (RET.)

HEIDI R. WOOD

(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

Warren G. Lichtenstein, Executive Chairman of Aerojet Rocketdyne Holdings, Inc., is disclosing as additional soliciting materials an interview of CEO candidate Mark Tucker that was conducted by CorpGov and published by Yahoo! Finance. The interview has been posted on the website https://saveaerojet.com/, is included below and is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Aerojet Rocketdyne CEO Candidate Mark Tucker Joins Unprecedented Proxy Fight

By Jarrett Banks

A proxy fight is underway between US hypersonic rocket maker Aerojet Rocketdyne Holdings Inc. (NYSE: AJRD) Chief Executive Officer Eileen Drake and Aerojet’s executive chairman, Warren Lichtenstein, the founder of activist investor Steel Partners Holdings Inc. over who should lead the company.

Lichtenstein wants to replace Drake with the company’s former Chief Operating Officer, Mark Tucker. CorpGov sat down with Mr. Tucker to find out more.

CorpGov: Why step into the fray of an unprecedented proxy fight to become a CEO candidate?

In addition to being a meaningful shareholder of Aerojet, I’ve gotten so much outreach from former colleagues and customers who have conveyed their frustrations with the state of the company. Many of these frustrations have spilled into the public domain through employee complaints on social media and customer disappointment covered in the news. What motivates me is that the operational and financial issues plaguing the company are fixable, and I see a clear path to implementing fixes. Once we heal the employee base and regain credibility with customers, we can focus all of the organization’s energy on delivering overdue orders, meeting production deadlines within our contracts, setting clear KPIs across Defense and Space units, and refining our capital allocation framework to increase R&D in next-generation propulsion technologies that can be a foundation of long-term value.

Another motivator for me is helping Aerojet finally get the credit it deserves in the public market. When Warren asked me to consider being part of his slate and serving as its CEO candidate, I was clear that I want to deviate from the company’s historically muted investor relations program. My fellow nominees and I are now committed to having quarterly earnings calls with Q&As, improving disclosure at the business segment level and engaging in the off-season with our shareholders. We have a great value proposition that I want the market to fully understand.

CorpGov: Should shareholders be concerned that the Lichtenstein slate is too connected?

Absolutely not. Our recently refreshed slate, which includes six new candidates and only two incumbents, was thoughtfully assembled to include the perspectives Aerojet needs right now: capital allocation acumen, governance knowhow, finance expertise, operational experience and true customer insight. Anyone who interacts with Joanne Maguire, Aimee Nelson, Heidi Wood and our other nominees can tell right away that they are fiercely independent and have their own views based on decades of relevant experience. I speak for all the other nominees when I say our focus is delivering enhanced value for all shareholders – not any one shareholder, whether it be Steel Partners or anyone else.

CorpGov: Given you have not been a CEO in the past, how do you go about forming viewpoints on proper corporate governance?

I’m ready to hit the ground running as CEO immediately. When it comes to corporate governance, I’ve spent my career working at publicly traded companies and building an understanding of everything that goes into being a responsible market participant. While COO of Aerojet from 2015 through 2020, I frequently attended and presented at meetings of the Board of Directors and was involved in material decisions that impacted the Company’s trajectory.

I like to think I’m already giving shareholders a flavor for how I want the Company to be governed. I’ve been a driver of many of the governance commitments adopted by our slate, including phasing out the Executive Chairman role, appointing a Lead Independent Director and overhauling committee charters to ensure proper checks-and-balances on decisions pertaining to issues like compensation.

CorpGov: How do you get to $65 per share in value in three years if the Company is as damaged as the Lichtenstein slate contends?

In our recently disclosed shareholder presentation available at www.SaveAerojet.com, I laid out a clear path to achieving at least $65 per share that is predicated on tangible operational improvements and responsible corporate overhead cuts. That said, the Company is damaged today based on the delivery and production issues that have eaten away at cash and eroded customer confidence. The improvements I can implement are outputs of an operational excellence program that establishes clearer schedules, milestones, resource allocation and quality control for underperforming Defense and Space programs. I’m fully confident in my ability to drive improvements that can enhance our cash flows and margins because I’ve done it before. Aerojet did not have its current cash flow issues and such wide-ranging customer complaints when I was overseeing operations.

CorpGov: What is your view on just rebooting a sale process for Aerojet Rocketdyne?

If elected, our slate will always evaluate strategic alternatives that can maximize shareholder value. If we are elected to the Board and a prospective acquirer shows up with a viable bid, we will assess that against our standalone plan and any other opportunities. We will also strive for maximum transparency so we can glean shareholder feedback about any major opportunities. I can assure you we will not be a Board that is locked into any one path, including remaining independent.

With all that said, Aerojet has suffered from a lot of neglect over the past 18 months and it may not be the right time to proactively shop the Company. We don’t want to proactively explore a sale from a position of weakness in a market environment that has grown much more challenging. I want to focus on fixing Aerojet and establishing a culture where everyone is operating like the Company will be an independent entity moving forward.

CorpGov: Neither CEO Eileen Drake nor Mr. Lichtenstein has been particularly proactive on ESG, so isn’t it opportunistic to raise it now to investors in a proxy fight?

When I was COO of Aerojet, I was overseeing environmental rehabilitation initiatives and always focused on our human capital management needs, including safety, to ensure programs remained on track. I felt at the time that we had an ad hoc approach to many ESG factors. If I’m CEO, Aerojet is going to have a clear and well-articulated ESG agenda.

When it comes to environmental priorities, we have an opportunity to pursue more reimbursement coverage. I intend to work with the Board to secure more funds for environmental programs and then share in an annual report what the impacts were for the communities we operate in.

In terms of social responsibility, I think we have to lean into employee engagement and get much more granular with fostering an inclusive, collaborative workplace where everyone is heard. This is why I intend to do a listening tour at our plants this summer, issue a survey requesting candid feedback and maintain much more visibility with the employee base. We cannot thrive without the engine that is an excited, engaged employee base.

As far as governance goes, our slate has already shared a number of commitments for modernizing Aerojet’s governance. When we conduct off-season shareholder engagement, I intend to be joined in meetings by our Chairman, new Lead Independent Director and other members of the Board when it makes sense. I want us to be acquiring and integrating shareholder feedback in a systematic way.

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